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                                                                   Exhibit 12.1

                       AMEREN ENERGY GENERATING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                 For the
                                                                                               period from
                                                                          For the              May 1, 2000
                                                                         year ended              through
                                                                        December 31,           December 31,
                                                                            2001                   2000
                                                                       ------------           ------------
                                                                       (Thousands of Dollars, Except Ratios)
Net income............................................................   $ 75,924               $ 43,808
Add--Cumulative effect of change in accounting principle, net of tax..      1,993                     --
                                                                         --------               --------
Net income from continuing operations.................................     77,917                 43,808
   Taxes based on income..............................................     47,296                 27,213
                                                                         --------               --------
Pre-tax income from continuing operations.............................   $125,213               $ 71,021
                                                                         --------               --------
Add--fixed charges:
   Interest expense on long term debt and amortization of discount on
     third-party indebtedness.........................................     34,034                  5,344
   Interest expense on intercompany indebtedness......................     41,036                 29,537
   Interest capitalized...............................................      1,316                    803
                                                                         --------               --------
Total fixed charges...................................................   $ 76,386               $ 35,684
                                                                         --------               --------
Earnings available for fixed charges..................................   $201,599               $106,705
                                                                         ========               ========
Ratio of earnings to fixed charges....................................       2.63                   2.99
                                                                         ========               ========
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